EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150627) pertaining to the Pioneer Southwest Energy Partners L.P 2008 Long Term Incentive Plan of our reports dated October 19, 2009, with respect to the supplemental consolidated financial statements of Pioneer Southwest Energy Partners L.P. as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 and the supplemental consolidated balance sheet of Pioneer Natural Resources GP LLC as of December 31, 2008, included in this Form 8-K of Pioneer Southwest Energy Partners L.P. dated October 19, 2009.

/s/ Ernst & Young LLP

Dallas, Texas

October 19, 2009